Exhibit 10.7

AMENDMENT ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 14th day of August, 2014, by and between Anfield Resources Holding Corp., a Utah Corporation (the “Purchaser”), Anfield Resources Inc., a British Columbia company (“Anfield”), Uranium One Americas, Inc., a Nevada corporation, as successor to Uranium One Utah Inc., Uranium One Ventures U.S.A. Inc. and Uranium One Exploration U.S.A. Inc. (“Seller”), Uranium One Inc., a Canadian corporation (“Uranium One”), U.S. Energy Corp., a Wyoming corporation (“USE”), Crested Corp., a Colorado corporation (“Crested”) which was merged into USE, USECB joint venture, a dissolved joint venture between USE and Crested commonly referred to as USE/CC (“USE/CC”), Plateau Resources Limited, a dissolved Utah corporation (“Old Plateau”), Plateau Resources Limited, Inc., a dissolved Utah corporation (“New Plateau”) and U.S. Uranium Ltd., a dissolved Wyoming corporation (“USUL”) (each of USUL, USE, Crested, USE/CC, Old Plateau and New Plateau, collectively, the “USE Parties”). Purchaser, Anfield, Seller, Uranium One, and USE Parties are each a “Party,” and collectively are the “Parties.”

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement among Seller and Purchaser (as may be amended, the “Anfield Asset Purchase Agreement”), Seller has agreed to sell, convey, grant, assign, transfer, and deliver to Purchaser 100% (one hundred percent) of Seller’s right, title, and interest in and to the Shootaring Canyon uranium mill and associated facilities and real property located in Garfield County, Utah, on State Highway 276 approximately 13 miles north of Bullfrog Basin Marina and 48 miles south of Hanksville, Utah, among other assets (the “Transaction”).

WHEREAS, conditioned upon the closing of the Transaction under the Anfield Asset Purchase Agreement (the “Closing”), (i) Seller and Uranium One have agreed to assign and Purchaser has agreed to the assumption of the rights and obligations of Seller and Uranium One under the Asset Purchase Agreement dated February 22, 2007 (“U.S. Energy Asset Purchase Agreement”) between Uranium One, Seller and the USE Parties that become due and owing on or after the Closing (the “Assumed Obligations”), and (ii) the Purchaser, Anfield and the USE Parties have agreed to amend the terms of the U.S. Energy Asset Purchase Agreement as set forth herein.

WHEREAS, USE Parties consent to an assignment and assumption of Seller’s and Uranium One’s obligations under the U.S. Energy Asset Purchase Agreement, on the terms set forth herein, effective upon Closing.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment. This Agreement amends and supplements the U.S. Energy Asset Purchase Agreement and will be read with and be deemed to form a part of the U.S. Energy Asset Purchase Agreement. Except as specifically amended, altered, deleted, supplemented or otherwise revised pursuant to the provisions of this Agreement, all of the terms and conditions set forth in the U.S. Energy Asset Purchase Agreement will remain unaltered and in full force and effect.

2.	Consent to Assignment and Assumption of the U.S. Energy Asset Purchase Agreement. Effective and conditioned upon Closing, the USE Parties hereby (i) consent to the assignment from Seller and Uranium One to Purchaser, and the assumption by Purchaser, of all of the rights, title, interests and obligations of Seller and Uranium One under the U.S. Energy Asset Purchase Agreement, subject to the terms of this Agreement, and (ii) release Seller and Uranium One from its obligations described in Section 2.6 of the U.S. Energy Asset Purchase Agreement including the Payment Guarantee and the Royalty Agreement, as amended by Section 3 of this Agreement. The consent provided in this Section 2 shall be effective and binding upon the Parties as of the Closing.

3.	Consideration. Effective and conditioned upon Closing, Section 2.6 of the U.S. Energy Asset Purchase Agreement will be amended by this Agreement such that the existing wording of Section 2.6 is deleted and replaced in its entirety with the following:

2.6	Additional Consideration

(a)	Upon the closing of the transactions contemplated by the asset purchase agreement among Anfield Resources Holding Corp. and Uranium One Americas Inc., as amended if applicable, Anfield Resources Inc. will issue to USE the equivalent of two million five hundred thousand dollars (US $2,500,000) in Anfield common shares (the “Escrowed Securities”), to be escrowed and released according to the following schedule:

(A)	10% of total Escrowed Securities to be released within 10 days of Closing;

(B)	15% of total Escrowed Securities to be released at the six-month anniversary of Closing;

(C)	15% of total Escrowed Securities to be released at the twelve-month anniversary of Closing;

(D)	15% of total Escrowed Securities to be released at the eighteen-month anniversary of Closing;

(E)	15% of total Escrowed Securities to be released at the twenty four-month anniversary of Closing;

(F)	15% of total Escrowed Securities to be released at the thirty-month anniversary of Closing;

(G)	15% of total Escrowed Securities to be released at the thirty six-month anniversary of Closing.

(b)	Upon the occurrence of the events described in this Section 2.6(b), Anfield Resources Holding Corp. will make the following additional payments (collectively, the “Additional Consideration”):

US $5 million in cash to be released to USE according to the following schedule:

(A)	Two million five hundred thousand dollars (US $2,500,000) to be paid upon eighteen (18) months of continuous Commercial Production; “Commercial Production” shall occur when the Shootaring Canyon Mill has been operating at 60% or more of its design capacity of 750 short tons per day.

(B)	Two million five hundred thousand dollars (US $2,500,000) to be paid upon thirty six (36) months of continuous Commercial Production.

(c)	All payments of the Additional Consideration shall be made to USE, acting as the agent for the Sellers, in cash, by check or by wire transfer to the account most recently designated by USE for such purpose.

(d)	Sellers acknowledge that, as Anfield Resources Holding Corp. is under no obligation to use the Acquired Assets, there can be no assurance that any Additional Consideration will be received.

For purposes of clarification between the Parties, if the Closing does not occur, Section 2.6 of the U.S. Energy Asset Purchase Agreement is not amended and all obligations of the Seller and Uranium One concerning the Additional Consideration remain unchanged and enforceable by the USE Parties.

4.	Royalty Agreement. Effective and conditioned upon Closing (i) the U.S. Energy Asset Purchase Agreement is hereby amended by deleting from such agreement any reference to the “Royalty Agreement”, and (ii) the Production Payment Royalty Agreement dated April 30, 2007, by and between Seller and USE (defined in the U.S. Energy Asset Purchase Agreement and herein as the “Royalty Agreement”) is hereby terminated and the Parties agree to perform such further acts and to execute such documents as may be reasonably required to effect the termination of the Royalty Agreement. For purposes of clarification between the Parties, if the Closing does not occur, the U.S. Energy Asset Purchase Agreement is not amended, the Royalty Agreement is not terminated and all obligations of the Seller and Uranium One under the Royalty Agreement remain unchanged and enforceable by the USE Parties.

5.	Securities Law Resale Restrictions. The USE Parties acknowledge that the Escrowed Securities are subject to resale restrictions under applicable securities laws in Canada, and unless permitted under applicable securities legislation, may not be traded for a period of 4 months from the date of issuance. Further, the Escrowed Securities have not been and will not be registered under the U.S. Securities Act of 1933 or any state securities laws, and accordingly, may not be offered or sold within the United States unless registered under the U.S. Securities Act of 1933 and applicable state securities laws or in transactions exempt from such registration requirements. The certificates representing the Escrowed Securities will bear all legally required legends indicating resale restrictions including: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE [INSERT DATE THAT IS FOUR MONTHS AND ONE DAY AFTER CLOSING DATE].” If reasonably necessary to facilitate the sale of the Escrowed Securities, Anfield will use all reasonable efforts to issue to USE, in exchange for certificates representing the Escrowed Securities as initially issued pursuant hereto, new certificates without such a legend, upon USE’s request at any time after the passage of four months and one day from the Closing.

6.	Assignment. Effective and conditioned upon Closing, Seller and Uranium One sell, transfer and assign to Purchaser all Seller’s and Uranium One’s right, title and interest in the U.S. Energy Asset Purchase Agreement, as amended, as and from the date of Closing.

7.	Assumption. Effective and conditioned upon Closing, Purchaser agrees (i) to assume all liabilities of Seller and Uranium One under the U.S. Energy Asset Purchase Agreement, as amended, that become due and owing on or after Closing, and (ii) to observe and perform, all of Seller’s and Uranium One’s obligations under the U.S. Energy Asset Purchase Agreement, as amended, to be performed on or after the Closing.

8.	Indemnity by the Purchaser. Purchaser will indemnify and save harmless Seller and Uranium One against and from any and all losses, costs and damages (including legal fees and disbursements) which Seller or Uranium One may suffer or incur in connection with any non-observance by Purchaser of any of the provisions of this Agreement.

9.	Regulatory Approval. This Agreement is subject to regulatory approval. Anfield agrees to use all commercially reasonable efforts and take all actions necessary, proper or advisable in order for it to obtain approval of the TSX Venture Exchange (“TSXV”) prior to Closing approving the transaction contemplated herein.

10.	Amendment. This Agreement may be amended only (i) with the written consent of each of the Parties, or (ii) after the Closing, provided that the amendment does not impose any obligations on Seller or Uranium One or otherwise adversely affect either of them, with the written consent of Purchaser, Anfield and the USE Parties.

11.	Termination. If the Anfield Asset Purchase Agreement is terminated prior to the Closing, then this Agreement shall automatically terminate as of the same date and be of no further force and effect and specifically, the Amendment of the Additional Consideration contained in Section 3 of this Agreement will not be effective; provided, however, that such termination shall not relieve any Party of any liability for a breach of this Agreement that occurs prior to such termination.

12.	Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties.

13.	Rights of Third Parties. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, nor obligate a Party, to any person or entity other than such Party, unless so stated to the contrary.

14.	Further Assurances. The Parties each agree to perform such further acts and to execute such documents as may be reasonably required to effect the transactions contemplated by this Agreement.

15.	Severability. In case any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall automatically be deemed amended to the extent of such enforceability or deleted entirely. The validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	Titles and Headings. The titles and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable and all of which together shall constitute one instrument.

19.	Costs. Each Party shall bear its own costs and expenses in relation to the transactions contemplated by this Agreement, including attorney fees.

20.	Capitalized Terms. Except as specifically defined in this Agreement, all terms used herein will have the respective definitions ascribed thereto in the U.S. Energy Asset Purchase Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment, Assignment and Assumption Agreement as of the date first referenced above.

URANIUM ONE INC.		U.S. ENERGY CORP.

By:	/s/ Christopher Sattler	By:	/s/ Mark J. Larsen
Name:	Christopher Sattler	Name:	Mark J. Larsen
Title:	Chief Executive Officer	Title:	President

URANIUM ONE AMERICAS, INC.		CRESTED CORP.

By:	/s/ Donna L. Wichers	By:	/s/ Keith G. Larsen
Name:	Donna L. Wichers	Name:	Keith G. Larsen
Title:	President	Title:	Co Chairman

Anfield Resources Holding Corp.		PLATEAU RESOURCES LIMITED

By:	/s/ Joshua Bleak	By:	/s/ Keith G. Larsen
Name:	Joshua Bleak	Name:	Keith G. Larsen
Title:	Director	Title:	Chairman

Anfield Resources Inc.		PLATEAU RESOURCES LIMITED, INC.

By:	/s/ Corey Dias	By:	/s/ Keith G. Larsen
Name:	Corey Dias	Name:	Keith G. Larsen
Title:	CEO	Title:	Chairman

U.S. URANIUM LTD.

		By:	/s/ Keith G. Larsen
		Name:	Keith G. Larsen
		Title:	Chairman

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